EXHIBIT 99.1

XStream Beverage Group Inc. Announces 1-for-20 Reverse Stock Split

FORT LAUDERDALE, Fla., July 16 /PRNewswire-FirstCall/ -- XStream Beverage Group, Inc. (OTC Bulletin Board: XSBG - News) announced today that its Board of Directors has approved a one for 20 reverse stock split of the company's outstanding common stock. XStream Beverage has approximately 47,854,417 shares of common stock outstanding before the stock split which will be reduced to approximately 2,392,721 shares giving effect to the stock split. The Board of Directors decided to undertake the reverse stock split to reduce the cost to trade the company's common stock and to achieve pricing more in line with institutional price preferences and with most major exchanges.

The record date for the split is Friday, July 16, 2004 and it will be effective at market open on Monday, July 19, 2004. Effective with the reverse stock split the company's trading symbol on the OTC Bulletin Board will change to "XSBV" and the new CUSIP number for its common stock will be 98415K207. Any fractional shares, which might result from the split will be rounded up to the nearest whole share. Stockholders of XStream Beverage are not required to exchange their existing stock certificates for new certificates representing the number of shares owned by the shareholder post-split as the transfer records for XStream Beverage will be automatically adjusted by InterWest Stock Transfer, its transfer agent.

About XStream Beverage Group, Inc.

XStream Beverage Group, Inc., http://www.xbev.com, is a beverage brand owner and distributor and is rapidly becoming a key player in the new age beverage category. The company plans to continue acquiring small- to medium- sized beverage distributors, developing brands under its own label or through acquisition and leveraging those brands through its current and future distribution channels. The company is a fully reporting, public entity trading on the OTC Bulletin Board.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the success of competitive products, fluctuations in costs, changes in consumer preferences and other items described in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update any statements in this press release.